Exhibit 8.1

May 8, 2013

Wells Fargo & Company,

    420 Montgomery Street,

        San Francisco, California 94104.

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of (i) $2,821,000 aggregate face amount of Medium-Term Notes, Series K, Notes Linked to a Global ETF Basket due May 7, 2020 as described in the Company’s Pricing Supplement No. 312 dated April 30, 2013 (“Pricing Supplement 312”) to Product Supplement No. 7 dated September 10, 2012, the Prospectus Supplement dated April 13, 2012 (the “Prospectus Supplement”) and the Prospectus dated April 13, 2012 (the “Prospectus”) contained in the Registration Statement on Form S-3, File No. 333-180728 (the “Registration Statement”) and (ii) $2,916,000 aggregate face amount of Medium-Term Notes, Series K, Notes Linked to the S&P 500® Index due May 7, 2020 as described in the Company’s Pricing Supplement No. 313 dated April 30, 2013 (“Pricing Supplement 313”) to Product Supplement No. 5 dated May 3, 2012, the Prospectus Supplement and the Prospectus. We hereby confirm our opinion as set forth under the heading “Material Tax Consequences” in Pricing Supplement 312 and Pricing Supplement 313.

We hereby consent to the reference to us under the heading “Material Tax Consequences” in Pricing Supplement 312 and Pricing Supplement 313, and to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Company’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP